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                                                                   EXHIBIT 10.5

                                 CONTINGENT BONUS PLAN

                                          of

                                  HCC INDUSTRIES INC.

1.      PURPOSE.  The Company has determined that in order to attract, retain
        -------
        and motivate highly qualified personnel to serve in key positions in the Company, this Plan should be adopted to cause to be granted to such Key Employees Contingent Bonuses.

2.      DEFINITIONS.
        -----------

               "ACTION" means any action, claim, complaint, investigation, petition, suit, or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

               "ADDITIONAL BONUS AMOUNTS" means the amounts earned on the Vested Bonus Amounts pursuant to Section 6.2.

               "AFFILIATE" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with another Person.

               "AGREEMENT" means any Contingent Bonus Agreement entered into between the Company and a Participant pursuant to this Plan.

               "BONUS AMOUNT A" means a contingent bonus pool of $3,000,000, which may become vested pursuant to Section 5.1 or 5.4.

               "BONUS AMOUNT B" means an additional contingent bonus pool of $3,000,000, which may become vested pursuant to Section 5.2 or 5.4.

               "BONUS UNITS" means Bonus Units granted pursuant to this Plan. Each Bonus Unit represents a 1% interest in each of Bonus Amount A and Bonus Amount B, subject to adjustment as provided in the last sentence of Section 6.3 of the Plan. There shall be no more than 100 Bonus Units granted under the Plan.
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               "BUSINESS DAY" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

               "CHANGE OF CONTROL" means the occurrence of any of the following events:

        (a) the sale, lease, transfer or other disposition of all or substantially all of the assets of Company or its subsidiaries (taken as a whole) to any Person or related group of Persons other than the Stockholders;

        (b) the merger or consolidation of Company with or into another corporation, or the merger of another corporation into Company, with the effect that Persons other than the Stockholders (and their Permitted Transferees (as defined in the Stockholders Agreement) or any "group" (as defined in the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended) of which any Stockholder or their Permitted Transferees is a member) hold more than 50% of the total voting power on a fully diluted basis entitled to vote in the election of directors, managers or trustees of the surviving corporation of such merger or the corporation resulting from such consolidation; and

        (c) any other event which results in a Person or a "group" other than the Stockholders (and their Permitted Transferees or any "group" of which any Stockholder or their Permitted Transferees is a member) holding, directly or indirectly, in the aggregate more than 50% of common stock outstanding at such time, after giving effect to the issuance of all shares of common stock issuable (i) upon conversion of all convertible securities outstanding at such time and all convertible securities issuable upon the exercise of any warrants, options and other rights outstanding at such time, and (ii) upon exercise of all other warrants, options and other rights outstanding at such time.

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               "CLOSING" means the consummation of the transactions contemplated by the Stock Purchase and Sale Agreement.

               "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

               "COMMITTEE" means the Contingent Bonus Committee administering this Plan as provided in Section 12.

               "COMPANY" means HCC Industries Inc., a Delaware corporation.

               "CONTINGENT BONUSES" means Bonus Amount A and Bonus Amount B.

               "CONTINGENT BONUSES EXPENSES" means all payments made pursuant to the Plan.

               "CONTINGENT NOTES" means notes issued under and having terms and conditions consistent with this Plan.

               "CREDIT AGREEMENT" means the Credit Agreement dated as of February 14, 1997, among the Company, each financial institution which is a party thereto (each, a "Lender" and collectively, the "Lender") and Fleet Capital Corporation, as agent for the Lenders, as in effect at the Closing, and as the same may be amended or extended and as the same may be renewed, refinanced or replaced, provided that only one Credit Agreement may be in effect at any time for purposes of this Plan.

               "DISABILITY" means a Participant's inability to substantially render services to the Company or its Subsidiaries for more than 60 days out of any consecutive 120 day period because of physical or mental illness or incapacity, as determined in good faith by the Committee.

               "EBITDA" means the combined earnings before interest, federal and state income taxes, and depreciation and amortization of the Company and its subsidiaries determined in good faith by the Company in accordance with GAAP.

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               "EFFECTIVE DATE" means the Effective Date of the Plan, as stated
        in Section 13.

               "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

               "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, or local, domestic or foreign.

               "INDEBTEDNESS" means, without duplication, (i) the principal of, premium (if any) and interest and related fees and expenses (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all capital lease obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;
        (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including any guarantees of such obligations and dividends, but, in each case, only to the extent such Person is responsible or liable for such obligations or dividends; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien (as defined in the Subordinated Note Agreement) on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (vii) to the extent not otherwise included in this definition, any

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        interest rate or currency swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any subsidiary against fluctuations in interest rates or currency.

        Notwithstanding any of the foregoing provisions of this definition of "Indebtedness", (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with generally accepted accounting principles, and (2) Indebtedness shall not include (A) any liability for federal, state, local or other taxes, (B) trade accounts payable and other accrued expenses arising in the ordinary course of business, or (C) with respect to the deferred purchase price of property, obligations which are due within six months after the date of placing such property in service or taking delivery and title thereto. The amount of Indebtedness of any Person at any date shall be (x) the outstanding balance at such date of all unconditional obligations as described above, and (y) the maximum liability determined by such Person's Board of Directors, in good faith, as reasonably likely to occur, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

               "INTERESTS" means the interests in Contingent Bonuses, Vested Bonus Amounts and Additional Bonus Amounts granted to a Participant pursuant to the terms of this Plan and the Agreement.

               "IPO" means an underwritten initial public offering pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated under it.

               "KEY EMPLOYEE" means an employee of the Company or a Subsidiary or an Affiliate who is engaged in a managerial, supervisorial, administrative, professional, technical or advisory capacity to the Company or any of its Subsidiaries.

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               "MANAGEMENT AGREEMENT" means the Financial Advisory Services
        Agreement, dated as of February 14, 1997 between Windward Capital Partners, L.P., a Delaware limited partnership, and the Company.

               "MANAGEMENT AGREEMENT EXPENSES" means expenses paid by the Company pursuant to the Management Agreement.

               "OPERATING EBITDA" means EBITDA increased in the amount and to the extent any of the following expense categories: Recapitalization Expenses, Management Agreement Expenses, compensation expenses related to directors' fees, and Contingent Bonuses Expenses had served to reduce reported EBITDA in the relevant reporting period.

               "PARTICIPANT" means a Key Employee who has been granted an Interest.

               "PARTICIPANT REPRESENTATIVE" means Andy Goldfarb or his successor elected by the holders of a majority of Bonus Units.

               "PAYMENT DATE" means the dates that payments are due, payable and required to be made pursuant to Section 6.

               "PERSON" means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

               "PLAN" means this Contingent Bonus Plan.

               "RECAPITALIZATION EXPENSES" means all expenses of the Company (or paid by the Company) related to the transactions contemplated by the Stock Purchase and Sale Agreement, including, but not limited to, legal, accounting, investment banking, filing and financing fees.

               "REVIEWING ACCOUNTANTS" has the meaning set forth in Section 5.5(C).

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               "SENIOR DEBT" shall have the meaning ascribed to such term in the
        Subordinated Note Agreement, dated as of February 14, 1997 (the "Subordinated Note Agreement", among the Company, Windward/Merban and Windward/Merchant and MetLife provided, however, that if any Senior Debt
                                      --------  -------
        (as such term is defined in the Subordinated Note Agreement) under the Credit Agreement is refinanced or replaced (as so conclusively determined by resolution of the Board), in whole or in part, Senior Debt shall mean the principal of and premium, if any, and interest (whether accrued prior to or after the commencement of any insolvency proceeding under any law under any Bankruptcy Law (as defined in the Subordinated Note Agreement) and whether or not allowed in such proceeding) on and other amounts owing with respect to Indebtedness of the Company or its subsidiaries, whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed, and, in each such case, all renewals, extensions and refunding thereof, and any Indebtedness of a successor corporation issued in exchange for or in replacement thereof, unless, in each case, by the terms of the instrument creating or evidencing the Indebtedness it is provided that such Indebtedness is not superior in right of payment to any Bonus Units.

               "STOCKHOLDERS" means the stockholders of HCC Industries Inc. immediately following the Closing of Stock Purchase and Sale Agreement.

               "STOCK PURCHASE AND SALE AGREEMENT" means the First Amendment and Restatement of the Stock Purchase and Sale Agreement dated as of December 23, 1996, among the Company, HCC Windward L.L.C., a Delaware limited liability company, Windward Capital Associates, L.P., a Delaware limited partnership ("Windward"), Windward/Park HCC, L.L.C., a Delaware limited liability company ("Windward/Park"), Windward/Merban, L.P., a Delaware limited partnership ("Windward/Merban"), Windward/Merchant, L.P., a Delaware limited partnership ("Windward/Merchant"), Metropolitan Life Insurance Company, a New York corporation ("MetLife"), and each of the stockholders of the Company set forth on the signature pages thereto.

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               "SUBSIDIARY" means any corporation or other entity whose
        outstanding voting stock is 50% or more owned by the Company or a Subsidiary or Affiliate of the Company as a group.

               "VEST" (or variants thereof) refer to the vesting of Contingent Bonuses upon the achievement of certain Company goals pursuant to
        Section 5. The identity of the Participants to whom the Vested Bonus Amounts will become payable will be determined at the applicable Payment Date pursuant to Section 6.

               "VESTED BONUS AMOUNT A" means an amount equal to Bonus Amount A if vested pursuant to Section 5.1 or 5.4.

               "VESTED BONUS AMOUNT B" means an amount equal to Bonus Amount B if vested pursuant to Section 5.2 or 5.4.

               "VESTED BONUS AMOUNTS" means the total of all Contingent Bonuses which become vested pursuant to the terms of this Plan.

               "VESTING DATE" has the meaning assigned to it pursuant to Section 5.6.

3.      INTERESTS SUBJECT TO THE PLAN. Each Interest shall consist of the number
        -----------------------------
of Bonus Units determined by the Committee; the number of Bonus Units in each Interest need not be the same. There shall be no more than 100 Bonus Units granted under the Plan.

4.      PARTICIPATION.
        -------------

        4.1.   DETERMINATION OF GRANTS.  The Committee shall determine those Key
               -----------------------
               Employees to whom Interests shall be granted and the number of Bonus Units to be granted to each. The Committee may (but shall have no obligation to) regrant any Bonus Units that have been terminated under Section 6.3. To the extent any terminated Bonus Units are not regranted in accordance with the provisions of the Plan, the corresponding portions of Bonus Amount A and Bonus Amount B (and any other corresponding amounts) shall be paid in

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               accordance with the last sentence of Section 6.3 of the Plan.

        4.2.   GRANT OF INTERESTS.  Such grant shall be accomplished by the
               ------------------
               preparation of an Agreement providing for the grant to the Participant of Bonus Units. Such grant shall be accepted by the Participant by his execution of the Agreement (and its return to the Company) prior to a reasonable date specified in the Agreement. Failure to so execute and return the Agreement shall constitute a refusal of the grant, in which event such grant shall be deemed not to have been made.

5.      VESTING OF CONTINGENT BONUSES.  Contingent Bonuses will be deemed
        -----------------------------
        "vested" and payable only if the Company achieves, as determined in good faith by the Board of Directors of the Company (the "Board") based upon the books and record of the Company (but subject to the objection procedure in accordance with Section 5.5(C)), the following Operating EBITDA during the specified time periods or achieves the following equity market capitalization or equity valuation criteria following an IPO or Change in Control of the Company:

        5.1.   BONUS AMOUNT A. Bonus Amount A shall vest if the Company obtains
               --------------
               $22 million of Operating EBITDA on the latest twelve month basis within 15 months of the first day of the Company's fiscal year 1998, commencing on such day.

        5.2.   BONUS AMOUNT B. Bonus Amount B shall vest if the Company obtains
               --------------
               $28 million of Operating EBITDA on a latest twelve month basis within 30 months of the first day of the Company's fiscal year 1998, commencing on such day.

        5.3.   INDEPENDENT TESTS.  The foregoing tests set forth in Section 5.1
               -----------------
               and 5.2 above shall be independent, that is, if the test under
               Section 5.1 is not met and Bonus Amount A does not vest, the test under Section 5.2 may still be met during the 30 month period and Bonus Amount B shall vest; provided that if the test under
                                          -------- ----
               Section 5.1 is met, the same month shall not be

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               used more than once in determining whether the tests under
               Sections 5.1 and 5.2 are met.

        5.4.   IPO OR CHANGE IN CONTROL. If the Company completes an IPO or a
               ------------------------
               sale resulting in a Change in Control of the Company within 30 months of the Effective Date, any Contingent Bonuses will vest in the amounts set forth below and become payable if

               (A) (x) the equity market capitalization of the Company is greater than $175 million for 20 consecutive trading days subsequent to the IPO (but prior to 30 months from the Effective Date), or (y) the equity valuation of the Company in a sale (after reduction for (i) Net Indebtedness (as defined in the Stockholders Agreement),
                      (ii) all obligations which become due and payable (without duplication from clause(i)) as a result of the transaction and (iii) all costs and expenses incurred in connection with such transaction, excluding any fees on such transaction paid to Windward Capital Partners, L.P.) is greater than $175 million in which case all Contingent Bonuses shall vest in their entirety and become payable on the Vesting Date, in each case, as determined in good faith by the Board.

               (B) the Company achieves, as determined in good faith by the Board (subject to the objection procedure in accordance with Section 5.5(c)), the applicable Operating EBITDA requirements under Section 5.1 or Section 5.2, or both, within the applicable time periods in which case the Contingent Bonuses shall vest in the applicable amounts set forth in Sections 5.1 and 5.2 and be paid in accordance with the terms hereof.

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        5.5.   DETERMINATION AND VERIFICATION OF OPERATING EBITDA.
               --------------------------------------------------

               (A)    Delivery of Financial Statements and Operating EBITDA
                      -----------------------------------------------------
                      Figure.
                      ------

                      As soon as practicable and in any event within 90 days after the end of each fiscal quarter, Company shall deliver to each Participant and Participant
                      Representative: (1) a consolidated balance sheet of Company and its Subsidiaries as at the end of such year,
                      (2) consolidated statements of income of Company and its subsidiaries for such year; and (3) the monthly EBITDA and Operating EBITDA for Company for such year along with documentation setting forth in reasonable detail the calculations made by Company in reaching its determination, including without limitation all adjustments made to EBITDA in reaching Operating EBITDA. Each of the aforementioned items shall be prepared in accordance with GAAP, consistently applied, and delivery of each item shall be accompanied by a certificate of Company's chief financial officer certifying each as complete and correct.

               (B)    Review and Comment.  Participant Representative shall have
                      ------------------
                      the right to review and comment upon the Operating EBITDA determination. The Company and Participant Representative shall use their best efforts to resolve any dispute that may develop concerning the computation of Operating EBITDA.

               (C)    Formal Objections and Independent Review.  If after such
                      ----------------------------------------
                      discussion, the Company and Participant Representative can not resolve their dispute regarding Operating EBITDA, Participant Representative may deliver written notice of such objection to the Board. Such written notice shall set forth in reasonable detail the bases for such objection. If such a notice is de-

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                      livered, the Company, by action of the Board, shall
                      promptly appoint an independent, nationally recognized public accounting firm reasonably acceptable to the Participant Representative (the "Reviewing Accountants") to review the Company's determination of Operating EBITDA. If Participant Representative objects to the Board's selection, Participant Representative may make its own selection of an independent, nationally recognized public accounting firm and the two firms shall in their sole discretion choose another independent, nationally recognized public accounting firm to review the Company's determination of Operating EBITDA and such firm shall become the Reviewing Accountants.

                             The fees and expenses of the Reviewing
                      Accountants and the fees and expenses of the Company and documented costs incurred by the Company in connection with such review shall be borne by the Company, except that if Operating EBITDA as determined by the Reviewing Accountants is equal to or lower than Operating EBITDA as determined by the Company, then all such fees, expenses and costs shall be borne by Participant Representative who delivered such notice of objection (and the Company shall be entitled to receive a written undertaking to such effect from such Participant Representative as a condition to the effectiveness of such objection).

                             All resolutions of disputes with respect to
                      determinations of Operating EBITDA by the Reviewing Accountants shall be final, binding and conclusive on the Company, Participant Representative and Participants.

        5.6.   VESTING DATE.  The Vesting Date upon which amounts shall vest
               ------------
               under Sections 5.1, 5.2 and 5.4(B) shall be the last day of the 12th month of the 12 month period during which the Company

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               successfully achieved the applicable Operating EBITDA
               requirement. The Vesting Date upon which amounts shall vest under
               Section 5.4(A) shall be the first to occur of (i) the 20th trading day of the 20 trading day period commencing on the trading day immediately following the trading day on which the Company achieves a sale satisfying the equity market capitalization requirement of Section 5.4(a)(x) or (ii) the day on which the Company consummates a sale satisfying the equity valuation requirement of Section 5.4(a)(y).

6.      BONUS PAYMENTS.
        --------------

        6.1.   PAYMENT DATE.  Subject to Section 6.4, 6.5 and 6.6 (which may
               ------------
               provide earlier applicable Payment Dates), the Payment Date for Vested Bonus Amount A and Vested Bonus Amount B shall be the third anniversary of the applicable Vesting Date with respect to such Vested Bonus Amounts. In accordance with Section 6.3, 100% of Vested Bonus Amount A and Vested Bonus Amount B shall be paid to Participants who hold Bonus Units on the Payment Date applicable thereto.

        6.2.   ADDITIONAL BONUS AMOUNTS.  Additional Bonus Amounts shall be
               ------------------------
               earned on Vested Bonus Amounts from each applicable Vesting Date until paid in full at a rate per annum equal to 10%. A Payment Date for the Additional Bonus Amounts shall arise semi-annually, with the Additional Bonus Amounts payable in arrears, commencing first semi-annual date for payment of Additional Bonus Amounts following the applicable Vesting Date. All computations of Additional Bonus Amounts shall be made by Company on the basis of a 360-day year, as the case may be, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the rate payable on these Vested Bonus Amounts exceed the maximum rate of interest permitted to be charged under applicable law.

        6.3.   TERMINATION OF UNITS AND RIGHT TO PAYMENTS.  All of a
               ------------------------------------------
               Participant's Bonus Units will be ter-
               minated immediately when such Participant is no longer employed by the Company or any of its Subsidiaries or Affiliates for any reason. If a Participant is no longer an employee of the Company or any of its Subsidiaries or Affiliates on account of such Participant's death or Disability, a percentage of such Participant's Bonus Units shall not be subject to termination, with such percentage determined by reference to a fraction, the numerator of which is the number of full 12 month periods from the earliest Vesting Date under this Plan and the denominator of which is 3. All payments of Vested Bonus Amounts and Additional Bonus Amounts shall be made to Participants who have Bonus Units on the Payment Date related to such payments. Each Participant who holds Bonus Units as of an applicable Payment Date shall receive a portion of the Vested Bonus Amounts or Additional Bonus Amounts to be paid on the Payment Date determined by multiplying such Vested Bonus Amounts and Additional Bonus Amounts by a fraction, the numerator of which is the number of Bonus Units held by such Participant and the denominator of which is the total number of Bonus Units held by all Participants as of such Payment Date.

        6.4.   DEFERRAL.  If payment of any amount otherwise due to be paid
               --------
               hereunder is not permitted because of existing Senior Debt covenants, the payment thereof shall be deferred to the earliest such time as payment of such amounts would not result in an event of default under existing Senior Debt agreements. Any amounts deferred pursuant to this Section 6.4 shall bear interest at a rate per annum equal to 10%, which interest shall be paid currently with the payment of the amount deferred. The identity of the Participants to whom the deferred amount is to be paid and the allocation of the deferred amount among such Participants pursuant to Section 6.3 shall be determined as if such payment had been made on the originally applicable Payment Date.

        6.5.   SUBORDINATION.
               -------------

               (A)    Agreement To Subordinate.  The Company agrees, and each
                      ------------------------
                      Participant by accepting any Bonus Units agrees, that the right to receive payment evidenced by a vested Bonus Unit is subordinated in right of payment, to the extent and in the manner provided in this Section 6.5, to the prior payment in full in cash of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt, and only indebtedness of the Company which is Senior Debt shall rank senior to a vested Bonus Unit (and in such case only to the extent and on the terms and conditions set forth herein). Reference to Bonus Units in this
                      Section 6.5 shall include Bonus Units and Additional Bonus Units.

               (B)    Liquidation, Dissolution, Bankruptcy.  Upon any
                      ------------------------------------
                      distribution to creditors of the Company in a liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (any of the foregoing, a "Proceeding"):

                      (1) holders of Senior Debt shall be entitled to receive payment in full in cash of the Senior Debt or provisions satisfactory to the holders of Senior Debt shall be made for such payment before any Participant shall be entitled to receive any payment in respect of any Bonus Unit; and

                      (2) until the Senior Debt is paid in full, in cash, any distribution to which any Participant would be entitled but for this Section 6.5 shall be made to holders of Senior Debt as their interests may appear, except that any Participant may receive securities that are subordinated to Senior Debt to at least the same extent as a vested Bonus Unit.

               (C)    Default on Senior Debt.  If any Senior Debt is not paid
                      ----------------------
                      when due and such default is not cured or waived in writing and the holder of such Senior Debt has not waived in writing the benefits of this sentence, the Company may not make any payment in respect of any vested Bonus Unit or acquire or redeem any vested Bonus Unit for cash or property other than Capital Stock (as defined in the Subordinated Note Agreement) of the Company or securities that are subordinated to Senior Debt to at least the same extent as a vested Bonus Unit unless and until such default shall have been cured or waived in writing or shall have ceased to exist or such Senior Debt shall have been discharged in accordance with its terms or the holders of such Senior Debt shall have waived in writing the benefit of this sentence, after which the Company shall resume making any and all required payments in respect of a vested Bonus Unit including any missed payments. (Such period during which such payments, acquisitions and redemptions are prohibited being hereinafter referred to as a "Payment Default Blockage Period"). In addition, during the continuance of any other event of default with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, upon the receipt by the Company of written notice thereof from or on behalf of the holders of at least a majority of the principal amount of such Senior Debt (taken together as one class) or, in the case of any Senior Debt issued pursuant to the Credit Agreement, the Agent under the Credit Agreement (the "Agent") on behalf of such holders of Senior Debt, the Company may not make any payment in respect of any vested Bonus Unit or acquire or redeem any vested Bonus Unit for cash or property other than Capital Stock of the Company or securities that are subordinated to Senior Debt to at least the same extent as any vested Bonus Unit for a period (the "NonMonetary Default Blockage Period") commencing on the date of receipt of such notice until the earliest of (x) 180 days thereafter (or, if the holders of the Senior Debt are then stayed from exercising remedies under the Credit Agreement until the earlier of 240 days thereafter or the expiration of such stay), (y) the date, if any, on which the Senior Debt to which such event of default relates is discharged in accordance with its terms or such event of default is waived in writing by the holders of such Senior Debt or otherwise cured and (z) the date, if any, on which such Non-Monetary Default Blockage Period shall have been terminated by written notice to the Company from or on behalf of such holders of Senior Debt or, in the case of any Senior Debt issued pursuant to the Credit Agreement, the Agent on behalf of such holders of Senior Debt, after which, in the case of clause (x), (y) or (z), the Company shall, subject to the first sentence of this clause (C), resume making any and all required payments in respect of a vested Bonus Unit, including any missed payments. No more than one notice of a Non-Monetary Default Blockage Period may be given by or on behalf of the holders of any Senior Debt or, in the case of any Senior Debt issued pursuant to the Credit Agreement, the Agent on behalf of such holders of Senior Debt in any 365 day period and no more than four (4) such notices in the aggregate may be given by or on behalf of such holders after the date hereof. Notwithstanding anything herein to the contrary, there must be 120 consecutive days in any 365-day period in which no NonMonetary Default Blockage Period is in effect. No event of default (other than an event of default arising under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of commencement of any Non-Monetary Default Blockage Period with respect to the Senior Debt initiating such Non-Monetary Default Blockage Period shall be, or shall be made, the basis for the commencement of a second Non-Monetary Default Blockage Period by the representative for, or the holders of, such Senior Debt whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than ninety (90) consecutive days.

               (D)    When Distribution Must Be Paid Over.  In the event that a
                      -----------------------------------
                      vested Bonus Unit is declared due and payable before its Payment Date, then no payment or distribution of any kind or character shall be made in respect of a vested Bonus Unit and the holders of the Senior Debt outstanding at the time of such declaration shall be entitled to receive payment in full in cash of all amounts due (including by reason of acceleration), or appropriate provision satisfactory to the holders of such Senior Debt shall be made for such payment, before such Participant is entitled to receive any payment or distribution of any kind or character (including any payment which may be payable by reason of the payment of any other Indebtedness of the Company being subordinate to the payment of a vested Bonus Unit by the Company). Notwithstanding the foregoing, if a distribution is made to any Participant that pursuant to this Section 6.5 should not have been made to them, such Participant shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear, provided that the holders of Senior Debt seeking such payment notify such Participant within sixty (60) days of such Participant's receipt thereof that such payment should not have been made.

               (E)    Subrogation.  After all Senior Debt is paid in full and
                      -----------
                      until a vested Bonus Unit is paid in full, each Participant shall be subrogated (pro rata with the holders
                                                       --- ----
                      of all Indebtedness of the Company and its subsidiaries which, by its express terms, ranks Pari Passu with a
                                                         ---- -----
                      vested Bonus Unit and is entitled to like rights of subrogation) to the rights of holders of Senior Debt to receive the payments or distributions applicable to the Senior Debt. Any payment or distribution made under this
                      Section 6.5 to holders of Senior Debt which otherwise would have been made to a Participant except for the provisions of this Section 6.5 shall, as between the Company, its creditors (other than the holders of the Senior Debt) and such Participant, be deemed to be a payment by the Company to or on account of the Senior Debt, and no payments or distributions to such Participant of cash, property or securities by virtue of the subrogation herein provided shall, as between the Company, its creditors (other than the holders of the Senior Debt) and such Participant, be deemed to be a payment to or on account of a vested Bonus Unit, it being understood that the provisions of this Section 6.5 are and are intended solely for the purpose of defining the relative rights of such Participant on the one hand and the holders of Senior Debt on the other.

               (F)    Relative Rights.  This Section 6.5 defines the relative
                      ---------------
                      rights of a Participant and holders of Senior Debt. Nothing herein shall:

                      (1) impair, as between the Company and a Participant, the obligations of the Company, which are absolute and unconditional, to make any payment in respect of any vested Bonus Unit in accordance with its terms; or

                      (2) prevent a Participant from exercising any available remedies, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to such Participant.

               (G)    Subordination May Not Be Impaired by the Company. No right
                      ------------------------------------------------
                      of a holder of Senior Debt to enforce the subordination of the indebtedness evidenced by a vested Bonus Unit shall be impaired by any act or failure to act by the Company or by its failure to comply with the Plan.

               (H)    Reinstatement.  If, at any time, all or part of any
                      -------------
                      payment with respect to Senior Debt previously made by the Company or any other Person is rescinded for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or such other Person), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

               (I)    Non-Impairment. Each Participant agrees and consents that,
                      --------------
                      without notice to or assent by them, and without affecting the liabilities and obligations of the Company and the rights and benefits of the holders of the Senior Debt set forth in this Section 6.5:

                      (1) the obligations and liabilities of the Company and any other party or parties for or upon the Senior Debt may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;

                      (2) the holders of Senior Debt, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Debt; and

                      (3) any balance or balances of funds with any holder of Senior Debt at any time outstanding to the credit of the Company may, from time to time, in whole or in part, be surrendered or released, all as the holders of any Senior Debt, or any representative or representatives acting on behalf thereof, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of a vested Bonus Unit to the Senior Debt.

               (J)    No Modification.  The provisions of this Section 6.5 and
                      ---------------
                      any definitions used in this Section 6.5 are for the benefit of the holders from time to time of Senior Debt and, so long as any Senior Debt or any commitments with respect thereto remain outstanding, may not be modified, rescinded or canceled in whole or in part; provided that
                                                                 --------
                      the provisions of this Section 6.5 may be modified, amended or supplemented by the Company and the applicable Participant upon obtaining the prior written consent of the holders of at least a majority of the principal amount of the Senior Debt (taken together as one class) or in the case of any Senior Debt issued pursuant to the Credit Agreement, the Agent on behalf of such holders of Senior Debt.

               (K)    Waivers. To the extent permitted by applicable law, each
                      -------
                      Participant and the

                      Company hereby waive (A) notice of acceptance hereof by the holders of the Senior Debt and (B) all diligence in the collection or protection of or realization upon the Senior Debt.

               (L)    Enforcement of Rights.  The Company and each Participant
                      ---------------------
                      hereby expressly agree that the holders of Senior Debt may enforce any and all rights derived herein by suit, either in equity or at law, for specific performance of any agreement contained in this Section 6.5 or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

               (M)    Proofs of Claim.  If, while any Senior Debt is
                      ---------------
                      outstanding, any Proceeding occurs, each Participant shall, to the extent permitted by applicable law, duly and promptly take such action as the holders or the Agent (so long as any Senior Debt remains outstanding under the Credit Agreement) of Senior Debt may reasonably request (which request may only be given by the Agent so long as any Senior Debt remains outstanding under the Credit Agreement) to collect any payment hereunder to which the holders of Senior Debt may be entitled hereunder or under the Notes, and to file appropriate claims or proofs of claim in respect thereof. Upon the failure of any Payee to take any such action, the Agent is hereby irrevocably authorized and empowered (in its own name or otherwise and to the extent permitted by applicable law), but shall have no obligation, to demand, use, collect and receive every payment or distribution referred to hereunder and to file claims and proofs of claim with respect thereof and Participant hereby appoints the Agent as attorney-in-fact for the person designated by such holders of the Senior Debt to take any and all actions permitted by this paragraph to be taken by Participant; pro-
                                                            ----
                      vided, however, that such person shall only be permitted
                      -----  -------
                      to file such proofs of claim upon notice to Participant and to the extent that Participant has failed to make such filings by the date which is ten (10) days prior to the last date on which Participant is permitted to make such filings as a matter of applicable Bankruptcy Law.

        6.6.   PREPAYMENTS. To the extent not prohibited by the Credit
               -----------
               Agreement, the Company, by action of the Board, shall have the right at any time and from time to time to prepay the Vested Bonus Amounts and/or accrued and unpaid Additional Bonus Amounts in whole or in part upon 5 days notice, and the date of payment chosen by the Company shall become the applicable Payment Date as to the amounts so paid.

        6.7.   DELAY BY PARTICIPANT. No failure or delay on the part of any
               --------------------
               Participant to exercise any right, power or privilege under this Plan and no course of dealing between the Company and any Participant shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        6.8.   BEST PAYMENT PROVISION. If the vesting of any Bonus Amount upon a
               ----------------------
               Change of Control alone or together with all other payments and the value of any benefit received or to be received by Participant in connection with a Change in Control (whether pursuant to the Plan or any other plan, arrangement or agreement or agreement with the Company, any entity whose actions result in a Change in Control or any entity affiliated with the Company or such entity would result in such Bonus Amount being subject to excise tax under Section 4999 of Code, then the applicable Participant's payment under the Plan will be either (a) the full payment provided that the shareholder approval require-ments described in Section 280G(b)(5)(A)(ii) and (b)(5)(B) of the Code and the Treasury Regulations thereunder are met with respect to such payment or (b), if such shareholders approval requirements are not met, such lesser amount that would result in no portion of the payment being subject to excise tax under
               Section 4999 of the Code. All determinations required to be made under this Section 6.7 will be made by Coopers & Lybrand or any other nationally recognized accounting firm that is the Company's outside auditor at the time of such determination, which firm must be reasonably acceptable to the applicable Participant (the "Accounting Firm"). The Company will cause the Accounting Firm to provide detailed supporting calculations of its determination to the Company and the applicable Participant. Notice must be given to the Accounting Firm within fifteen business days after an event entitling any Participant to payment under the Plan. All fees and expenses of the Accounting Firm will be borne solely by the Company. The Accounting Firm's determination must be made with substantial authority (within the meaning of Section 6662 of the Code).

7.      TRANSFERABILITY.  Neither the interests nor any interest therein or
        ---------------
        amount payable in respect thereof, may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

8.      NON-CONTRIBUTORY NATURE OF THE PLAN.  Interests shall be granted on a
        -----------------------------------
        non-contributory basis with respect to Participants and shall be awarded solely on the basis of merit as determined by the Committee.

9.      PLACE OF GRANTING AND ACCEPTANCE.  All Agreements shall be executed in
        --------------------------------
        accordance with the laws of the State of Delaware.

10.     CONTINUANCE OF EMPLOYMENT.  The Plan and any Agreements entered into by
        -------------------------
        any Participant are not offers or agreements of employment. Notwithstanding any commitment of the Key Employee to remain in the employ of the Company, the grant of an Interest shall not confer upon
                                                              ---
        the Key Employee any right with respect to the continuation of his or her employment by Company or any Subsidiary or Affiliate or alter or interfered in any way with the right of any such entity at any time to terminate such Key Employee's employment or to change the compensation of the Key Employee or other terms of his or her employment; and neither shall these terms alter or in any way affect the rights of the Company or any Subsidiary or Affiliate or the Key Employee under any other written employment agreement between them, except as expressly provided herein.

11.     ADMINISTRATION AND AUTHORIZATION; POWER AND PROCEDURE.
        -----------------------------------------------------

        11.1.  ADMINISTRATION.  This Plan shall be administered by the
               --------------
               Contingent Bonus Committee of the Board. The Committee shall consist of not less than three members, who shall be appointed from time to time by the Board and shall be subject to removal by the Board, with or without cause. In the absence of the appointment of such a Committee, the Board of Directors of the Company shall act as such Committee. Any action of the Committee with respect to administration of the Plan shall be taken by majority vote or written consent of a majority of its members.

        11.2.  AWARDS; INTERPRETATION.  Subject to the provisions of this Plan,
               ----------------------
               the Committee shall have the authority (A) to construe and interpret this Plan, (B) to define the terms used therein, (C) to adopt, amend and rescind rules and regulations relating to the Plan, (D) to determine the individuals to whom Interests shall be granted, the time to times at which Interests shall be granted, the number of Bonus Units awarded, the schedule of vesting of such Interests, if any, and (E) to make all other determinations necessary or advisable for the administration of the Plan, except only that the full Board of Direc-tors shall have authority to grant Interests to (and to make the other determinations referred to in clause (D) above with respect
               to) any member of the Committee.

        11.3.  BINDING DETERMINATIONS.  Any action taken by, or inaction of, the
               ----------------------
               Company, any Subsidiary, Affiliate, the Board or the Committee relating to or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding on all Participants and their legal representatives and beneficiaries.

        11.4.  DELEGATION.  The Committee may delegate ministerial, non-
               ----------
               discretionary functions to individuals who are officers or employee of the Company.

12.     EFFECTIVE DATE OF PLAN.  The Effective Date of this Plan shall be
        ----------------------
        February 14, 1997.

13.     MISCELLANEOUS.
        -------------

        13.1.  COMPLIANCE.  This Plan, the granting and vesting of Interests
               ----------
               under this Plan and the delivery of Agreements under this Plan are subject to compliance with all federal and state laws, rules and regulations (including, but not limited to, state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any Interests or Agreements delivered under this Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

        13.2.  CHOICE OF LAW.  This Plan, the Agreements, all documents
               -------------
               evidencing the Interests and all other related documents shall be gov-erned by, and construe in accordance with the laws of the State of Delaware.

        13.3.  SEVERABILITY.  If any provision shall be held by a court of
               ------------
               competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

        13.4.  NON-EXCLUSIVITY OF PLAN.  Nothing in this Plan shall limit or be
               -----------------------
               deemed to limit the authority of the Company or the Committee to grant awards or authorize any other compensation, with or without reference to the Interests, under any other plan or authority.

        13.5.  CAPTIONS.  Captions and headings are given to the sections and
               --------
               subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.

        13.6.  AMENDMENTS.  Subject to Section 6.5, the Board at any time and
               ----------
               from time to time may suspend, terminate, modify or amend the Plan; provided that no suspension, termination, modification or amendment of the Plan may adversely affect in any material respect any Bonus Unit previously granted, unless the written consent of the Participant to whom the Bonus Unit has been granted has been obtained.

        13.7.  CONTINUATION OF PLAN.  Notwithstanding any other provision
               --------------------
               hereof, if, within the 30 months immediately following the Effective Date (the "Plan Period"), the Company completes an IPO or a Change in Control occurs and any Contingent Bonus is outstanding under the Plan immediately prior to such completion or occurrence, this Plan shall not be amended after such completion or occurrence in any way which detrimentally affects the Interest of any Partici-pant hereunder and the Plan shall not be terminated until payment of any Contingent Bonus which vests during the remaining Plan Period has been made in accordance with the terms hereof, unless, in the case of any Participant, as such Participant so consents.

                                     [END OF PLAN]

                         CONTINGENT BONUS PLAN AWARD AGREEMENT

        This Agreement (this "Agreement") is entered into this _______ day of _______________, 1997, by and between HCC Industries Inc., a Delaware corporation, (the "Company") and the person named on the signature page hereof ("Participant").

        A. The Company has adopted a Contingent Bonus Plan (the "Plan"), which is attached hereto as Exhibit A and incorporated herein by this reference. Capitalized terms set forth in this Agreement shall have the meaning given to them in the Plan.

        B. Pursuant to the Plan, Key Employees of the Company or its Subsidiaries or Affiliates, may be granted merit-based Interests;

        C. Participant has demonstrated exceptional merit in his service to the Company as determined by the Committee of the Company; and

        D. Participant has been designated as a Key Employee and is therefore eligible to participate in the Plan;

        NOW, THEREFORE, the parties hereby agree as follows:

        1. Participant is hereby granted, and by execution and return of the Agreement hereby accepts, an Interest in the Plan. The number of Bonus Units constituting the Interest are set forth on the signature page hereof.

        2. Participant acknowledges that the Bonus Units granted hereunder will be terminated immediately if Participant is no longer an employee of the Company or one of its Subsidiaries or Affiliates and that, in order for the Participant to receive any payment under the Plan, Participant must hold Bonus Units (and be so employed) at the Payment Date applicable to such payment.

        3. Participant agrees to abide by and be subject to all of the terms and conditions of the Plan as presently in effect or as it may hereafter be amended or modified by the Company.

        4. Participant is acquiring the Interest for his own account, as principal, for investment and not with a view to the sale or distribution of all or any part of such Interest.

        5. Neither this Agreement nor the Interest is transferable or assignable by Participant and any such attempted transfer or assignment shall render this Agreement and such Interest void.

        6. This Agreement shall be binding upon the heirs, executors, administrators, and successors of Participant.

        7. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

        Participant's Interest shall commence as specified in, and shall be subject to, the provisions of such documents as described above. Neither the Company nor the Committee shall have any obligations to Participant other than as may be provided in such documents.


DATED: _____________, 19__                     HCC INDUSTRIES INC.


                                               By:______________________________

Accepted as of ______________, 19__

Participant:______________________________

Bonus Units:__________